Exhibit 99.1

Atomera Announces $6.7 Million Registered Direct Offering of Common Stock

LOS GATOS, Calif. – May 29, 2019 – Atomera Incorporated (Nasdaq: ATOM) today announced that it has entered into a definitive stock purchase agreement with institutional investors for the purchase of 1,675,000 shares of common stock, at an offering price of $4.00 per share, in a registered direct offering, for expected gross proceeds of approximately $6.7 million before placement agent fees and other offering expenses payable by Atomera.

This transaction was led by Transcend Partners, LLC (a private family office) and its affiliates, representing a substantial increase from their previously acquired stake in the company. They provided early funding to Atomera prior to IPO and have a track record as valued long-term investors in high-growth technology companies. The offering is expected to close on or about May 30, 2019, subject to customary closing conditions.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (Nasdaq: NHLD), is acting as sole placement agent for the offering. The Liquid Venture Partners group at National Securities Corporation was responsible for sourcing and executing the offering.

Atomera intends to use the net proceeds from the proposed offering for working capital and general corporate purposes.

The offering of common stock was made pursuant to Atomera’s shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus relating to the securities being offered may be obtained, when available, from: National Securities Corporation, Attention: Christopher Passarelli, 200 Vesey Street, 25th Floor, New York, New York 10281, telephone: (212) 417-8164 or by email at prospectusrequest@nationalsecurities.com; or on the SEC’s website at http://www.sec.gov

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of the registered direct offering and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption "Risk Factors" in the prospectus supplement related to the offering. Atomera cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Contact:

Bishop IR

Mike Bishop

(415) 894-9633

investor@atomera.com

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